DATED February 5, 2009
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-150218
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 5.75% NOTES DUE 2012

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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 5.75% Notes Due 2012
Ratings:	A (Stable Outlook) by Standard & Poor’s, a division of The McGraw-Hill Companies
A2 (Negative Outlook) by Moody’s Investors Service, Inc.
A+ (Negative Outlook) by Fitch Ratings Ltd.
Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security
Format:	SEC Registered-Registration Statement Number 333-150218
Trade Date:	February 5, 2009
Settlement Date (Original Issue date):
February 12, 2009, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	February 15, 2012
Principal Amount:	$350,000,000
Price to Public (Issue Price):	99.978%
All-in-price:	99.728%
Pricing Benchmark:	UST 1.125% Notes due January 15, 2012
UST Spot (Yield):	1.383%
Spread to Benchmark:	+ 437.5 basis points (4.375%)
Yield to Maturity:	5.758%
Net Proceeds to Issuer:	$349,048,000
Coupon:	5.750%
Interest Payment Dates:	Interest will be paid semi-annually on the 15th of each February and August of each year, commencing August 15, 2009 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (25.0%)
Citigroup Global Markets Inc. (25.0%)
Goldman, Sachs & Co. (25.0%)
Co-Managers:	BNP Paribas Securities Corp. (3.125%)
Commerzbank Capital Markets Corp. (3.125%)
Greenwich Capital Markets, Inc (3.125%)
ING Financial Markets LLC (3.125%)
Mitsubishi UFJ Securities International plc (3.125%)
RBC Capital Markets Corporation (3.125%)
SG Americas Securities, LLC (3.125%)
TD Securities (USA) LLC (3.125%)
Billing and Delivery Agent:	Barclays Capital Inc.
CUSIP:	14912L4G3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling   Barclays Capital Inc. at 888-227-2775, ext 2663 or Citigroup Global Markets Inc. at 877-858-5407 or Goldman, Sachs and Co at 866-471-2526 ..